ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                         DAWSON FURNITURE COMPANY, INC.

                    DAWSON HERITAGE FURNITURE COMPANY, INC.,

                                 JAMES S. DAWSON

                                       AND

                                 JACK E. DAWSON

                                February 24, 1999


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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.........................................................2

         1.1. Accounts........................................................2
         1.2. Agreement.......................................................2
         1.3. Assets..........................................................2
         1.4. Assignment and Assumption Agreement.............................2
         1.5. Assignment Consents.............................................3
         1.6. Audited Financial Statements....................................3
         1.7. Bill of Sale....................................................3
         1.8. Buyer...........................................................3
         1.9. Buyer's Closing Certificate.....................................3
         1.10. Closing........................................................3
         1.11. Closing Date...................................................3
         1.12. Code...........................................................3
         1.13. Contracts......................................................3
         1.14. Customer List..................................................4
         1.15. Effective Time of Closing......................................4
         1.16. Employee Benefit Plans.........................................4
         1.17. Employment Agreements..........................................4
         1.18. ERISA..........................................................4
         1.19. Equipment......................................................4
         1.20. Excluded Assets................................................5
         1.21. Final Purchase Price...........................................5
         1.22. HSR Act........................................................5
         1.23. Initial Purchase Price.........................................5
         1.24. Intangibles....................................................5
         1.25. Inventory......................................................5
         1.26. Knowledge of Seller............................................6
         1.27. Law............................................................6
         1.28. Lease..........................................................6
         1.29. Liabilities....................................................6
         1.30. Net Working Capital............................................7
         1.31. Opinion of Buyer's Counsel.....................................7
         1.32. Opinion of Seller's Counsel....................................7
         1.33. Permits........................................................7
         1.34. Permitted Liens................................................7
         1.35. Real Property..................................................7
         1.36. Seller.........................................................7
         1.37. Seller's Closing Certificate...................................7
         1.38. Shareholders...................................................8
         1.39. Significant Customer...........................................8
         1.40. Tax or Taxes...................................................8

                                      (i)

         1.41. Tax Return.....................................................8

ARTICLE II PURCHASE AND SALE..................................................8

         2.1. Purchase and Sale; Assignment and Assumption....................8
         2.2. Payment of the Initial Purchase Price; Assumption
              of the Liabilities..............................................8
         2.3. Adjustment of Purchase Price....................................9
         2.4. No Assumption of Liabilities...................................11

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS....11

         3.1. Organization of Seller.........................................11
         3.2. Authorization; Enforceability..................................11
         3.3. No Violation or Conflict by Seller.............................12
         3.4. Title to and Sufficiency of Assets.............................12
         3.5. No Litigation..................................................13
         3.6. Inventory......................................................13
         3.7. Contracts......................................................13
         3.8. Accounts.......................................................16
         3.9. Condition of Equipment.........................................16
         3.10. Financial Statements..........................................16
         3.11. Significant Customers.........................................17
         3.12. Compliance with Law...........................................17
         3.13. Permits.......................................................17
         3.14. Taxes.........................................................17
         3.15. Affiliated Transactions.......................................18
         3.16. Insurance.....................................................18
         3.17. Employment Agreements and Benefits............................18
         3.18. Intangibles...................................................19
         3.19. Fees and Expenses of Brokers and Others.......................20
         3.20. Employment Agreements.........................................20
         3.21. Orders, Commitments and Returns...............................20
         3.22. Customer List.................................................20
         3.23. No Material Adverse Change....................................20
         3.24. Accuracy of Information.......................................21
         3.25. Environmental Conditions......................................21
         3.26.  Real and Personal Property...................................22
         3.27.  Year 2000 Matters............................................22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER...........................24

         4.1. Organization of Buyer..........................................24
         4.2. Authorization; Enforceability..................................24
         4.3. No Violation or Conflict by Buyer..............................24
         4.4. No Litigation..................................................25
         4.5. No Broker......................................................25

                                      (ii)

ARTICLE V CERTAIN UNDERSTANDINGS AND AGREEMENTS..............................25

         5.1. Conduct of Seller Prior to Closing.............................25
         5.2. Negative Covenants.............................................26
         5.3. Access.........................................................27
         5.4. Title Assurances, Etc..........................................27
         5.5. Best Efforts...................................................31
         5.6. Brokers or Finders.............................................31
         5.7. No Negotiation.................................................31
         5.8. Publicity......................................................31
         5.9. Audited Financial Statements...................................32

ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..................32

         6.1. Compliance with Law............................................32
         6.2. Accuracy of Representations and Warranties.....................32
         6.3. Proceedings and Instruments Satisfactory.......................33
         6.4. No Litigation..................................................33
         6.5. Permits........................................................33
         6.6. Consents.......................................................33
         6.7. Due Diligence..................................................33
         6.8. No Material Adverse Change.....................................34
         6.9. Seller's Performance...........................................34
         6.10. Good Title to Purchased Assets................................34
         6.11. Proceedings, Documentation and Consents.......................34
         6.12. Absence of Material Adjustments...............................34
         6.13. Deliveries at Closing.........................................34

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................35

         7.1. Compliance with Law............................................35
         7.2. Accuracy of Representations and Warranties.....................35
         7.3. Proceedings and Instruments Satisfactory.......................35
         7.4. No Litigation..................................................36
         7.5. Buyer's Performance............................................36
         7.6. Deliveries at Closing..........................................36

ARTICLE VIII INDEMNITIES AND ADDITIONAL COVENANTS............................36

         8.1. Seller's Indemnity.............................................36
         8.2. Buyer's Indemnity..............................................38
         8.3. Division of Profits............................................39
         8.4. Bulk Sales Compliance..........................................40
         8.5. Litigation Support.............................................40
         8.6. Additional Instruments.........................................40

                                     (iii)

         8.7. Employment Matters.............................................41
         8.8. Allocation of Purchase Price...................................43
         8.9. Access to Books and Records....................................43
         8.10. No Use of Intangibles.........................................44
         8.11. Solicitation, Trade Secrets, Etc..............................44
         8.12. Restrictions on Seller Dissolution and Distributions..........48

ARTICLE IX TERMINATION.......................................................49

         9.1. Termination Events.............................................49
         9.2. Effect of Termination..........................................50

ARTICLE X MISCELLANEOUS......................................................51

         10.1. Transfer Taxes and Fees.......................................51
         10.2. Entire Agreement; Amendment...................................51
         10.3. Expenses......................................................51
         10.4. Governing Law.................................................52
         10.5. Assignment....................................................52
         10.6. Notices.......................................................52
         10.7. Counterparts; Headings........................................53
         10.8. Interpretation................................................53
         10.9. Severability..................................................54
         10.10. No Reliance..................................................54
         10.11. Specific Performance.........................................54

                                      (iv)

                                    EXHIBITS

Exhibit A                  Assignment and Assumption Agreement
Exhibit B                  Bill of Sale
Exhibit C                  Buyer's Closing Certificate
Exhibit D                  Form of Employment Agreement
Exhibit E                  Lease
Exhibit F                  Opinion of Buyer's Counsel
Exhibit G                  Opinion of Seller's Counsel
Exhibit H                  Seller's Closing Certificate

                                    SCHEDULES

Schedule 1.1               Accounts
Schedule 1.5               Assignment Consents
Schedule 1.13              Contracts
Schedule 1.19              Equipment
Schedule 1.20              Excluded Assets
Schedule 1.26              Seller's Knowledge
Schedule 1.33              Permits
Schedule 1.34              Permitted Liens
Schedule 1.35              Real Property
Schedule 3.1               Foreign Qualifications
Schedule 3.3               Violations, Conflicts and Consents
Schedule 3.5               Litigation
Schedule 3.7               Defaults and Assignments
Schedule 3.8               Accounts
Schedule 3.9               Condition of Equipment
Schedule 3.10              Financial Statements
Schedule 3.11              Significant Customers
Schedule 3.15              Affiliated Transactions
Schedule 3.17              Employment and Benefits Agreements
Schedule 3.21              Customer Claims
Schedule 3.23              Material Adverse Change
Schedule 8.8               Allocation of Purchase Price


                                      (v)

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT, made as of February 24, 1999, by and among DAWSON FURNITURE COMPANY, INC., a Virginia corporation, and a wholly owned subsidiary of PULASKI FURNITURE CORPORATION, a Virginia corporation, DAWSON HERITAGE FURNITURE COMPANY, INC., a Missouri corporation, JAMES S. DAWSON and JACK E. DAWSON.

                                    RECITALS

         WHEREAS, the Shareholders own 7,500 shares of the common stock, $1.00 par value per share, of Seller (the "Shares"), which constitute all of the issued and outstanding capital stock of Seller.

         WHEREAS, Seller owns the Assets and is a party to the Contracts, which Assets and Contracts are employed by Seller in its business of manufacturing, distributing and selling furniture; and

         WHEREAS, Seller desires to sell the Assets and assign the Contracts to Buyer and Buyer desires to purchase the Assets and accept the assignment of the Contracts from Seller, all on the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, it hereby is agreed that:

                                    ARTICLE I

                                   DEFINITIONS

         When used in this Agreement, the following terms shall have the meanings specified:

         1.1. Accounts. "Accounts" shall mean all accounts receivable, notes receivable, prepaid expenses and associated rights of Seller (including, without limitation, all security deposits, letters of credit and security documents), but specifically excluding the accounts receivable from the customers listed on
Schedule 1.1 attached hereto.

         1.2. Agreement. "Agreement" shall mean this Asset Purchase Agreement, together with the Exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

         1.3. Assets. "Assets" shall mean all of the assets used in or necessary for the conduct of Seller's business as on the date hereof conducted, or proposed to be conducted, by Seller, including, but not limited to, the Accounts, the Customer List, the Equipment, the Real Property, all Intangibles owned by Seller, the Inventory, the Permits, and all rights of Seller relating to deposits and prepaid expenses, but only to the extent transferable to Buyer without payment of any fee or charge and without any reduction in the amount of the benefits thereof (the "Prepaids"), together with all goodwill associated with Seller's business (to the extent such goodwill is not included in such Intangibles); provided, however, that the Assets shall exclude the Excluded Assets and items of real or personal property leased by Seller as lessee pursuant to the Contracts.

         1.4. Assignment and Assumption Agreement. "Assignment and Assumption Agreement" shall mean the assignment and assumption agreement between Buyer and Seller in the form of Exhibit A attached hereto.



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         1.5.  Assignment  Consents.  "Assignment  Consents"  shall  mean  those consents, in form and substance satisfactory to Buyer, required to be obtained in connection with the assignment of the Contracts from Seller to Buyer, all such consents being listed on Schedule 1.5 attached hereto.

         1.6. Audited Financial Statements. "Audited Financial Statements" shall have the meaning given it in Section 5.9 hereof.

         1.7. Bill of Sale. "Bill of Sale" shall mean the bill of sale executed by Seller in favor of Buyer in the form of Exhibit B attached hereto.

         1.8. Buyer. "Buyer" shall mean Dawson Furniture Company, Inc., a Virginia corporation.

         1.9. Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the certificate of Buyer substantially in the form of Exhibit C attached hereto.

         1.10. Closing. "Closing" shall mean the conference held at 10:00 a.m., local time, on the Closing Date, at the Richmond, Virginia offices of Hunton & Williams or at such other time and place as the parties may mutually agree in writing.

         1.11. Closing Date. "Closing Date" shall mean February 28, 1999, or such other date as the parties may mutually agree in writing.

         1.12. Code. "Code" shall mean the Internal Revenue Code of 1986, as amended, or (as appropriate in the context used) any predecessor thereto.

         1.13.   Contracts.   "Contracts"   shall  mean  only  those  contracts,
agreements,   leases,   licenses,   relationships   and  commitments   that  are
specifically listed on Schedule 1.13 attached hereto.



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

         1.14. Customer List. "Customer List" shall mean an original, or true and correct copy, of the customer list of Seller, in the form reasonably specified by Buyer, and previously delivered to Buyer.

         1.15. Effective Time of Closing. "Effective Time of Closing" shall mean 11:59 p.m., Pulaski, Virginia time, on the Closing Date.

         1.16. Employee Benefit Plans. "Employee Benefit Plans" shall mean "employee benefit plans" as defined in Section 3(3) of ERISA and any other plans pursuant to which Seller or any of its subsidiaries have any continuing obligation to provide compensation or other benefits to any present or former employee of the Seller or any of its subsidiaries, or any beneficiary thereof.

         1.17. Employment Agreements. "Employment Agreements" shall mean the employment and non-competition agreements, dated as of the Closing Date, between Buyer and each of James S. Dawson, Jack E. Dawson, Jonathan Dawson, Gary Dawson, Jeremiah Dawson and Alma Dawson, in substantially the form of Exhibit D attached hereto.

         1.18. ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.19. Equipment. "Equipment" shall mean all tangible personal property (other than Inventory) associated with or used in the ordinary course of Seller's business or owned as of the date hereof by American Midwest Furniture Company, a Missouri corporation, including, but not limited to, all furniture, fixtures, leasehold improvements and equipment; provided, however, that Equipment shall exclude the Excluded Assets and items of real or personal property leased by Seller as lessee pursuant to the Contracts. Equipment shall include, without limitation, those items listed on Schedule 1.19 attached hereto.

         1.20. Excluded Assets. "Excluded Assets" shall mean (a) all cash and cash equivalents held by Seller, (b) all artwork created and owned by Jack E. Dawson and located at Seller's Webb City, Missouri facility and (c) those other assets specifically listed on Schedules 1.1 and 1.20.

         1.21. Final Purchase Price. "Final Purchase Price" shall mean the Initial Purchase Price as adjusted pursuant to Section 2.3 hereof.

         1.22. HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C.ss. 18a), as amended.

         1.23. Initial Purchase Price. "Initial Purchase Price" shall mean $14,495,641.39.

         1.24. Intangibles. "Intangibles" shall mean the following categories of intangible property owned or licensed by Seller and used in or necessary for the operation of Seller's business: all inventions, patents and patent applications; all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith; all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals); all computer software and source code (including hard copy and soft copy as well as all data and related documentation); all financial models; all accounting systems; and all other intellectual or industrial property.

         1.25. Inventory. "Inventory" shall mean all the inventories of raw materials, work in process and finished goods owned by Seller or owned as of the date hereof by American Midwest Furniture Company, a Missouri corporation, and held for resale, and all supplies held for use, in the ordinary course of the business of Seller or American Midwest Furniture Company.

         1.26. Knowledge of Seller. "Knowledge of Seller" shall mean with respect to a particular matter the actual knowledge after due inquiry, of any person listed on Schedule 1.26 attached hereto and the knowledge that a prudent individual could be expected to have following a reasonably comprehensive investigation regarding the accuracy of any representations or warranties contained in this Agreement.

         1.27. Law. "Law" shall mean any federal, state, local or other law or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

         1.28. Lease. "Lease" shall mean the lease with respect to Seller's warehouse facilities located at the corner of Madison Street and Austin Street, Webb City, Missouri, and at the corner of Webb Street and Broadway, Webb City, Missouri, in substantially the form of Exhibit E attached hereto.

         1.29. Liabilities. "Liabilities" shall mean (i) all non-delinquent trade accounts payable incurred in the ordinary course of Seller's business and accrued in accordance with past practice (other than trade accounts payable to any shareholder of Seller, any of such shareholders' immediate family members or to American Midwest Furniture Company) and all obligations of Seller in respect of sales tax, payroll taxes, the employee activity fund, sales commissions, accrued rent payable and sales returns and allowances, limited, as to any such item, to the amount included therefor in the Closing Net Working Capital as determined in accordance with Section 2.3 hereof, and (ii) all liabilities and obligations to Seller's customers incurred by Seller in the ordinary course of business for non-delinquent work orders outstanding on the Closing Date reflected on Seller's books.

         1.30. Net Working Capital. "Net Working Capital" as of a given date shall mean the amount calculated by subtracting the trade accounts payable of Seller to the extent included in the Liabilities as of that date from the sum of the Accounts, the Inventory and the Prepaids of Seller to the extent included in the Assets as of that date.

         1.31. Opinion of Buyer's Counsel. "Opinion of Buyer's Counsel" shall mean the opinion of Hunton & Williams, counsel to Buyer, in the form of Exhibit F attached hereto.

         1.32. Opinion of Seller's Counsel. "Opinion of Seller's Counsel" shall mean the opinion of Myers, Taylor and Whitworth, A Professional Corporation, counsel to Seller, in the form of Exhibit attached hereto.

         1.33. Permits. "Permits" shall mean all governmental approvals, authorizations, registrations, permits and licenses necessary or required for the conduct of Seller's business, all of such Permits being listed on Schedule
1.33 attached hereto.

         1.34. Permitted Liens. "Permitted Liens" shall mean only those liens, claims, mortgages or encumbrances that are specifically listed on Schedule 1.34 attached hereto.

         1.35. Real Property. "Real Property" shall mean the real property owned by Seller, together with the improvements thereon, including all appurtenant rights, claims and interests, all of such real property being described on
Schedule 1.35.

         1.36. Seller. "Seller" shall mean Dawson Heritage Furniture Company, Inc., a Missouri corporation.

         1.37. Seller's Closing Certificate. "Seller's Closing Certificate" shall mean the certificate of Seller, substantially in the form of Exhibit H attached hereto.

         1.38. Shareholders.  "Shareholders" shall mean Jack E. Dawson and James
S. Dawson.

         1.39. Significant Customer. "Significant Customer" shall mean each customer of Seller to whom actual annual sales by Seller in 1998 were, or projected annual sales by Seller in 1999 are, in excess of $1,000,000.

         1.40. Tax or Taxes. "Tax" or "Taxes" shall mean any federal, estate, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charges of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto.

         1.41. Tax Return. "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group.

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1.     Purchase and Sale; Assignment and Assumption.

               (a) At the Closing, Seller shall sell, convey, transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Assets, free and clear of all liens, claims, mortgages or encumbrances except for Permitted Liens.

               (b) At the Closing, Seller shall assign to Buyer, and Buyer shall assume from Seller, all rights and obligations arising under the Contracts and relating solely to periods from and after the Effective Time of Closing.

         2.2. Payment of the Initial Purchase Price; Assumption of the Liabilities. In consideration of Seller's sale, transfer, assignment, conveyance and delivery of the Assets and the Contracts, at the Closing, Buyer, or at the election of Buyer, its wholly-owned subsidiary, shall (i) pay to Seller by wire transfer of immediately available funds an amount equal to the Initial Purchase Price, and (ii) assume the Liabilities.

         2.3.     Adjustment of Purchase Price.

               (a) Buyer, with the assistance of Ernst & Young, LLP, shall prepare a balance sheet ("Closing Balance Sheet") of the Assets and the Liabilities as of the Effective Time of Closing in accordance with GAAP and applying, to the extent consistent with GAAP, the same principles, policies and practices that were used in preparing the balance sheet of Seller included in the Audited Financial Statements. Buyer shall then determine the Net Working Capital as of the Effective Time of Closing (the "Closing Net Working Capital") based on the Closing Balance Sheet. Buyer shall cause such auditors to deliver the Closing Balance Sheet and its determination of the Closing Net Working Capital to Seller within sixty (60) days following the Closing Date.

               (b) If the Closing Balance Sheet reflects Closing Net Working Capital of more than $4,228,479, then Buyer shall pay the amount of such excess to Seller in accordance with the provisions of this Section 2.3. If the Closing Balance Sheet reflects Closing Net Working Capital of less than $4,228,479 (a "Working Capital Deficiency"), then Seller shall pay to Buyer an amount equal to the Working Capital Deficiency in accordance with the provisions of this Section
2.3 (which payment, by either Buyer or Seller, is hereinafter referred to as the "Adjustment Amount"). The Adjustment Amount shall be paid by wire transfer of immediately available funds within three business days of the final determination of the Closing Net Working Capital.

               (c) If within fifteen (15) days following delivery of the Closing Balance Sheet and the Closing Net Working Capital calculation, Seller has not given Buyer written notice of its objection to the Closing Net Working Capital calculation (which notice must state in reasonable detail the basis of Seller's objection), then the Closing Net Working Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

               (d) If Seller duly gives Buyer such notice of  objection,  and if
Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculations of the Closing Net Working Capital within ten (10) days of Buyer's receipt of Seller's objection notice, Seller and Buyer shall submit the issues remaining in dispute to a firm of nationally recognized certified public accountants (other than Ernst & Young, LLP) selected by Buyer (the "Independent Accountants") for resolution applying the principles, policies and practices described in Section 2.3(a) attached hereto. If issues remaining in dispute are submitted to the Independent Accountants for resolution, (i) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within twenty (20) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Net Working Capital; and (iii) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.



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

         2.4. No Assumption of Liabilities. Except as specifically set forth herein with respect to the assumption of the Liabilities and the performance by Buyer of obligations arising under the Contracts from and after the Effective Time of Closing, Buyer does not and will not assume any liability or obligation of any kind of Seller, or any obligation relating to the business of the Seller or the use of the Assets or performance by Seller under the Contracts prior to the Effective Time of Closing, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, disclosed pursuant to this Agreement or otherwise.

                                   ARTICLE III

          REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SHAREHOLDERS

         Seller and each of the Shareholders jointly and severally represent and warrant as follows:

         3.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Seller has full corporate power to carry on its business as it is now being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such properties and assets now are owned, operated or held. Seller is duly qualified or licensed as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified or licensed would have a material adverse effect on the business, financial condition or results of operations of Seller. Schedule 3.1 attached hereto is a true and correct list of each jurisdiction in which the Seller is so qualified or licensed as a foreign corporation. Except for passive investments in publicly traded securities, Seller does not own shares of stock, membership, or other equity interests in any entity.

         3.2. Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement and of all of the documents and instruments contemplated hereby to which Seller is a party are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

         3.3.  No  Violation  or  Conflict  by  Seller.  Except  as set forth on
Schedule 3.3 attached hereto, the execution, delivery and performance by Seller of this Agreement and all of the other documents and instruments contemplated hereby to which Seller is a party do not and will not (a) conflict with or violate any Law, judgment, order or decree binding on Seller, the Articles of Incorporation or Bylaws of Seller, or any contract or agreement to which Seller is a party or by which it is bound or (b) result in any party to any Contract having a right of cancellation or termination thereof or right to exercise any option thereunder. Except with respect to (i) the Assignment Consents, all of which shall have been obtained by Seller and delivered to Buyer prior to the Closing, and (ii) the filing of Premerger Notification and Report Forms under the HSR Act, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Seller in connection with the consummation of the transactions contemplated in this Agreement.

         3.4. Title to and Sufficiency of Assets. Seller owns (or, in the case of Assets currently owned by American Midwest Furniture Company, a Missouri corporation, will own) good, valid and marketable title to all of the Assets, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions except for the Permitted Liens. As of the Effective Time of Closing, good, valid and marketable title to the Assets, free and clear of all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions except for the Permitted Liens, shall pass to Buyer. The Assets, Contracts and Lease include all tangible and intangible assets (other than the Excluded Assets), contracts and rights necessary or desirable for the operation by Buyer after the Effective Time of Closing of the business conducted by Seller prior to the Effective Time of Closing in accordance with Seller's past practice. The Assets and Contracts do not include any equity or debt securities of or interest in, or any right or obligation to acquire any equity or debt securities of or interest in, any corporation, partnership, limited liability company, business trust, joint venture or other business association.

         3.5. No Litigation. Except as set forth on Schedule 3.5 attached hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened (a) relating to the business of Seller, the Assets, the Contracts or the premises that are the subject of the Leases, or (b) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Buyer and Seller agree that Buyer shall not assume any liability with respect to the matters set forth on Schedule 3.5.

         3.6. Inventory. The Inventory does not include more than $50,000 (in book value) of damaged, obsolete or outdated goods or supplies. All Inventory of goods held for resale is salable by Buyer in the ordinary course of its business.

         3.7. Contracts. Seller has provided to Buyer true and complete copies of all of the Contracts (including all amendments or modifications thereto) or, in the case of oral Contracts, true and complete written summaries of the terms thereof; provided, however, that Seller has not been required to provide to Buyer copies of customer purchase orders included among the Contracts that were entered into by Seller in the ordinary course of business. The Contracts include:

               (a) each contract or agreement that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;

               (b) each contract or agreement that involves performance of services for or delivery of goods or materials to Seller of an amount or value in excess of $10,000;

               (c) each contract or agreement that was not entered in the ordinary course of business and that involves expenditures or receipts of Seller in excess of $10,000;

               (d) each contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $10,000 and with terms of less than one year);

               (e) each contract or agreement with respect to Intangibles, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intangibles;

               (f) each contract or agreement with any labor union or other employee representative of a group of employees relating to wages, hours, and other conditions of employment;

               (g) each contract or agreement with any employee of Seller or any person performing services for Seller;

               (h) each contract or agreement (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other person or entity;

               (i) each contract or agreement containing covenants that in any way purport to restrict Seller's business activity or limit the freedom of Seller to engage in any line of business or to compete with any person or entity;

               (j) each contract or agreement providing for payments to or by any person or entity based on sales, purchases, or profits, other than direct payments for goods;

               (k) each power of attorney of Seller that is currently effective and outstanding;

               (l) each contract or agreement for capital expenditures in excess of $10,000;

               (m) each written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business (and the forms of each type of warranty, guaranty or other similar undertaking extended by Seller to its customers in the ordinary course of business); and

               (n) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         Each Contract is in full force and effect and is enforceable in accordance with its terms (except as the enforcement thereof against parties thereto other than Seller may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws generally affecting the rights of creditors and subject to general equity principles (whether considered at law or in equity)). Seller has performed each material term, covenant and condition of each of the Contracts that is to be performed by it at or before the Effective Time of Closing and, to the Knowledge of Seller, each other party to a Contract has performed each material term, covenant and condition of each of the Contracts that is to be performed by it at or before the Effective Time of Closing. Except as set forth on Schedule 3.7 attached hereto, no event has occurred that would, with the passage of time or compliance with any applicable notice requirements, constitute a default by Seller or, to the Knowledge of Seller, any other party under any of the Contracts, and, to the Knowledge of Seller, no party to any of the Contracts intends to cancel, terminate or exercise any option under any of the Contracts. Except as set forth on Schedule 3.7, Seller has made no prior assignment of the Contracts or any of its rights or obligations thereunder. The Contracts constitute all of the contracts, agreements, leases and license agreements, whether oral or written, to which Seller is a party.

         3.8. Accounts. The Accounts all have arisen from bona fide transactions in the ordinary course of business. All of the security documents related to the Accounts and all of the collateral held by Seller prior to the Effective Time of Closing with respect to the Accounts are listed on Schedule 3.8 attached hereto. Seller has delivered to Buyer original copies of all instruments representing the Accounts, all such security documents and all such collateral. Except as set forth on Schedule 3.8, there are no pending or, to the Knowledge of Seller, threatened disputes or claims between Seller and any Account obligor outside of the ordinary course of business and relating to any Account or the security documents or collateral related thereto.

         3.9. Condition of Equipment. Except as set forth on Schedule 3.9 attached hereto, the Equipment (including for purposes of this Section 3.9 any equipment or furniture subject to any Contract) is in good operating condition and repair, subject to ordinary wear and tear, and is fit for use in accordance with Seller's past practices.

         3.10. Financial Statements. Seller's balance sheets as of December 31, 1995, 1996 and 1997, copies of which are included on Schedule 3.10 attached hereto, are true, complete and correct in all material respects, present fairly the financial condition of Seller as of such dates, and were prepared on a basis consistent with Seller's past practice. Seller's statements of operations and retained earnings and statements of cash flows for the years ended December 31, 1995, 1996 and 1997, which are included on Schedule 3.10, are true, complete and correct in all material respects, present fairly Seller's results of operations and cash flows for such periods, and were prepared on a basis consistent with Seller's past practice. Neither the Assets nor Seller is subject to any liability, absolute or contingent, accrued or unaccrued, asserted or unasserted or otherwise, that is not reflected in the balance sheet as of December 31, 1997 included on Schedule 3.10, or that was not incurred in the ordinary course of business since the respective dates thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any tort, infringement or violation of Law).

         3.11. Significant Customers. Except as described on Schedule 3.11 attached hereto, since December 31, 1997, Seller has not received notice of, nor to the Knowledge of Seller, is there any threatened, loss of (a) more than $1,000,000 of annual sales to Significant Customers in the aggregate or (b) more than 20% of annual sales to a single Significant Customer as compared to annual sales to such customer in 1997.

         3.12. Compliance with Law. The conduct of Seller's business and Seller's use of the Assets and performance under the Contracts does not violate or conflict, and has not violated or conflicted, with any Law.

         3.13. Permits. Seller possesses all Permits necessary or required for the conduct of Seller's business as conducted on the date hereof. All such Permits that are transferable will have been transferred to Buyer on or prior to the Closing Date. Seller agrees to use its reasonable best efforts prior to and after Closing to assist Buyer in obtaining any Permits that are not transferable to Buyer.

         3.14. Taxes. Seller has filed all required Tax Returns relating to Seller's business and the Assets and the Contracts. There are no unpaid Taxes the non-payment of which are or could become a lien or other encumbrance upon, or otherwise could adversely affect, any of the Assets, the Contracts, the Lease or the real property that is the subject of the Lease, or the use thereof or could cause Buyer to incur any liability. No taxing authority has asserted any claim for the assessment of any such Tax. Seller is not a foreign person for purposes of Section 1445(b)(2) of the Code. None of the Assets is subject to, and none of the Contracts is, a "safe harbor lease" under former Section 168(f)(8) of the Code.

         3.15. Affiliated Transactions. Except as set forth on Schedule 3.15 attached hereto, Seller has not, in the ordinary course of business or otherwise, purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any employee (except with respect to remuneration for services rendered as an employee of Seller), shareholder, officer, or director of Seller, or affiliate of any of the foregoing. Except as set forth on Schedule 3.15, Seller does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of the foregoing owes any amount or has any contractual obligation to Seller.

         3.16. Insurance. All of the insurable Assets are insured for Seller's benefit and will be so insured through the Closing Date, in amounts and against risks reasonably deemed adequate by Seller. Seller has delivered complete copies of such policies to Buyer.

         3.17. Employment Agreements and Benefits. Schedule 3.17 attached hereto is a true and complete list of all agreements relating to the compensation and other benefits of present and former employees, salesmen, consultants and other agents of Seller relating to the use of the Assets, the Contracts or the business of the Seller under which Seller has any continuing liability, including, without limitation, collective bargaining agreements, the Employee Benefit Plans and bonus, stock option, profit sharing, health, disability, life insurance, hospitalization, education or other similar plans or arrangements (whether or not subject to ERISA), true copies of which have been delivered by Seller to Buyer. None of the agreements listed on Schedule 3.17 will be breached by Seller's execution, delivery and performance of this Agreement. Except as set forth on Schedule 3.17, (i) no such agreements require Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee of Seller, and (ii) Seller does not and has not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)). The provisions of each Employee Benefit Plan and the administration of each such plan are in all material respects in compliance with applicable Law, and Seller has not received any written notice alleging to the contrary with respect to any such plan. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to the Knowledge of Seller, is proposed or threatened, against any Employee Benefit Plan or the assets thereof, or against the fiduciary of any such plan.

         3.18. Intangibles. As to each Intangible, Seller either (a) owns the entire right, title and interest thereto, and such Intangible is included among the Assets, or (b) holds such Intangible pursuant to a valid, subsisting and enforceable license, which license is included among the Contracts. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, proposed or threatened by any third party pertaining to or challenging Seller's use of or right to use any of the Intangibles. The use by Buyer of the Intangibles in the conduct of its business following the Closing will not infringe upon, misappropriate or otherwise conflict with the rights of any third party.

         3.19. Fees and Expenses of Brokers and Others. Seller is not committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated by this Agreement, and has not retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

         3.20. Employment Agreements. Each of the Employment Agreements, when executed and delivered by each of the parties thereto (other than Buyer), will constitute the valid and binding obligation of each of such parties and will be enforceable against such parties in accordance with its terms.

         3.21. Orders, Commitments and Returns. All accepted and unfilled orders for the sale of goods to customers of Seller and the performance of services for customers by Seller were made in bona fide transactions in the ordinary course of business. Except as set forth on Schedule 3.21 attached hereto, there are no claims against Seller or any of its subsidiaries pending or, to the Knowledge of Seller, threatened (except for claims of a nature and size that arise in the ordinary course of business of Seller) by customers of Seller related to shortages, credits, damaged goods and related billing errors or otherwise related to the shipment of goods or provision of services by Seller to its customers. Seller has not delivered goods to customers, retailers or distributors under an understanding that such products would be returnable.

         3.22. Customer List. The Customer List is complete and correct in all material respects. Seller has delivered to Buyer an original or a true and complete copy of the Customer List.

         3.23. No Material Adverse Change. Except as set forth on Schedule 3.23 attached hereto, since December 31, 1997, Seller's business has been operated in the ordinary course and substantially in the same manner as previously conducted, and there has not been: (a) any material adverse change in the financial condition or results of operations of, or prospects for, the business of Seller, and no fact or condition exists or to the Knowledge of Seller is contemplated or threatened (other than general economic or industry conditions) that will, or might reasonably be expected to, result in any such material adverse change; (b) the loss or, to the Knowledge of Seller, threatened or contemplated loss of business of one or more customers of the Seller, which loss might reasonably be expected to have a material adverse effect upon the financial condition or results of operations of, or prospects for, Seller's business; (c) any loss, damage or destruction to or any condemnation of, any of the Assets (whether covered by insurance or not); (d) any borrowings by Seller other than trade payables arising in the ordinary course of business; (e) any mortgage, pledge, lien or encumbrance made on any of the Assets, except for purchase money security interests related to the purchase of equipment in the ordinary course of business; or (f) any sale, transfer or other disposition of assets of the type included in the Assets, other than in the ordinary course of business.

         3.24. Accuracy of Information. Neither this Agreement nor any other document provided by Seller to Buyer in connection with the transactions contemplated herein contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.25. Environmental Conditions. Seller has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any petroleum products or any hazardous or toxic waste, substance or materials ("Hazardous Materials") on, under, at, from or in any way affecting its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by Seller), or otherwise, in any manner that at the time of the action in question violated, or currently violates, any Law or that could result in any cost or liability under any Law, and

               (b) to the Knowledge of Seller, no prior owner of such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting any such property or asset, or otherwise, in any manner that at the time of the action in question violated, or currently violates, any Law or that could result in any cost or liability under any Law. Seller has no obligations or liabilities, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise, and no pending claims have been made against Seller and no presently outstanding citations or notices have been issued against Seller or have been or are imposed, by reason of or based upon any provision of any Laws related to environmental protection or remediation.

         3.26. Real and Personal Property. Schedule 1.35 attached hereto contains a complete and correct list of all Real Property (including buildings and structures) and all interests therein (including a brief description of the property, the record title holder, the location and the improvements thereon). Seller owns good and marketable title to the respective estates in the Real Property, free and clear of any and all liens or other encumbrances, other than Permitted Liens. All such Real Property and the equipment therein, and the operations and maintenance thereof, comply in all material respects with all applicable agreements and restrictive covenants and conform in all material respects to all applicable Laws, including those relating to health and safety, land use and zoning. No condemnation or other procedure is pending or, to the Knowledge of Seller, threatened that would materially adversely affect the use of any such property by Seller. Seller's buildings and other structures, equipment and other physical assets (whether leased or owned) are in good operating condition and repair, subject to ordinary wear and tear.

         3.27. Year 2000 Matters. The machinery and equipment that are included in the Assets (including, without limitation, all embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) (collectively, the "Systems") are Year 2000 Compliant or, as to Systems that are not yet Year 2000 Compliant, all actions necessary to be taken by

Seller as of the Closing Date to make such Systems Year 2000 Compliant by June 30, 1999 have been taken by Seller or its agents. The term "Year 2000 Compliant" as used herein means that the Systems (i) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing or any other input or output, (ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data represented by only two digits and date fields assigned special values),
(iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process on and after January 1, 2000 data containing dates before that date and (vii) have the ability to recognize all "leap years".

               (b) The Systems have the ability to properly interface and will continue to properly interface with internal and external applications and systems of third parties with whom Seller exchanges data electronically (including, without limitation, customers, clients, suppliers, service providers, subcontractors, processors, converters, shippers, warehousemen, outsourcers, data processors, regulatory agencies and banks) whether or not they have achieved Year 2000 Compliance. Seller has inquired of all such third parties whose lack of Year 2000 Compliance would be materially or significantly adverse to Buyer or the business of Seller as currently conducted and all such third parties have represented that they are Year 2000 Compliant or will be Year 2000 Compliant by June 30, 1999.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that:

         4.1. Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.

         4.2. Authorization; Enforceability. The execution, delivery and performance by Buyer of this Agreement and of all of the documents and instruments contemplated hereby to which Buyer is a party are within the corporate power of Buyer and have been duly authorized by all necessary corporate action of Buyer. This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by the parties thereto, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

         4.3. No Violation or Conflict by Buyer. The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments contemplated hereby to which Buyer is a party do not and will not conflict with or violate any Law, judgment, order or decree binding on Buyer, the Articles of Incorporation or Bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which it is bound. Except with respect to the filing of Premerger Notification and Report Forms under the HSR Act, no consent of any other person, and no notice to, filing or registration with, or authorization, consent or approval of, any governmental, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Buyer in connection with the transactions contemplated in this Agreement.

         4.4. No Litigation. There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending, or, to the knowledge of Buyer, proposed or threatened, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         4.5. No Broker. Buyer has not had any dealings, negotiations or communications with any broker or other intermediary in connection with the transactions contemplated by this Agreement other than Mann, Armistead & Epperson, Ltd., to whom Buyer has agreed to pay a fee in connection with the transactions contemplated by this Agreement.

                                    ARTICLE V

                      CERTAIN UNDERSTANDINGS AND AGREEMENTS

         5.1. Conduct of Seller Prior to Closing. Prior to the Closing Seller shall conduct its business in the ordinary course and substantially in accordance with past practice and shall not take any action inconsistent therewith, except as otherwise permitted by this Agreement or consented to by Buyer in writing. Without limiting the generality of the foregoing, Seller will:
(a) at all times keep full and complete books and records, consistent with past practice; (b) maintain in full force and effect the insurance policies heretofore maintained by Seller on the Assets (or policies providing substantially the same coverage); (c) take such action as may reasonably be necessary to preserve the Assets in good condition; (d) promptly advise Buyer in writing of any loss or threatened loss of a Significant Customer or any other material adverse change in the Seller's business or the Assets that has occurred or that Seller reasonably believes will occur; (e) use its best efforts to preserve Seller's business organization intact, and to preserve for Buyer the existing goodwill of the suppliers, customers and others having business relations with Seller; and (f) conduct the Seller's business in compliance with all Laws applicable to Seller.

         5.2. Negative Covenants. Prior to the Closing Date, Seller will not, except as otherwise permitted by this Agreement or consented to by Buyer in writing: (a) incur any trade accounts payable or make any commitment to purchase quantities of any item of Inventory in excess of the respective levels normal in the ordinary course of its business; (b) borrow any money secured by any of the Assets; (c) pledge or hypothecate any of the Assets to secure indebtedness of Seller or any other person; (d) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof; (e) other than in the ordinary course of the business for annual compensation reviews (including bonuses), increase or decrease the rate of compensation of or pay any unusual compensation to any officer or employee, or enter into any agreement to increase or decrease the rate of compensation of or to pay any unusual compensation to any such officer or employee; (f) enter into or amend any collective bargaining agreement, amend any Employee Benefit Plan to increase the benefits or its obligations thereunder, or create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, health, or retirement plan, or increase the level of benefits under any such plan, or increase or decrease any severance or termination pay benefit or any other fringe benefit; (g) make any representation to anyone indicating that any officer or employee of Seller will be employed by Buyer after the Closing except as contemplated by this Agreement; (h) declare or make any dividend, stock repurchase or other distribution to any of its shareholders if such action would reduce Closing Net Working Capital below $4,228,479; or (i) sell or dispose of any of the Assets otherwise than in the ordinary course of business.

         5.3. Access. Between the date hereof and the Closing Date, Seller shall give the authorized representatives of Buyer full access to the Assets, the Contracts, the Liabilities and the property covered by the Lease during normal business hours and upon reasonable notice, in such a manner as not to disrupt normal business activities. Seller will also cause its officers to furnish to Buyer any and all financial, technical and operating data and other information pertaining to the Seller, the Assets, the Contracts, the Liabilities and the property covered by the Lease as is reasonably available and as Buyer shall from time to time reasonably request for such purpose. The review by Buyer contemplated by this Section shall not affect or limit the right of Buyer to rely upon the representations and warranties made by Seller and the Shareholders in this Agreement.

         5.4.     Title Assurances, Etc.

               (a) Between the date hereof and ten days prior to the Closing Date, Seller shall, at its expense, obtain and deliver to Buyer UCC search reports with respect to the Assets.

               (b) As soon as is reasonably possible, and in no event later than ten (10) days after the date of this Agreement, Seller shall furnish to Buyer for each parcel of Real Property:

                  (i) from Jasper County Title Company (the "Title Insurer"):

                           (A) a title commitment issued by the Title Insurer in
the amount of that portion of the Initial Purchase Price allocated to such parcel of Real Property, as specified in Section 8.8, covering such Real Property and naming Buyer as the proposed insured, and covering a date after the date hereof, wherein the Title Insurer shall agree to issue an ALTA 1992 form owner's policy of title insurance (each a "Title Commitment");

                           (B) evidence, in the form of specimen endorsements as
set forth on Schedule 5.4 attached hereto, that the Title Insurer has agreed to issue for the policy described in the Title Commitment (the "Title Policy"); and

                           (C)  complete  and  legible  copies  of all  recorded
documents listed as special Schedule B exceptions thereunder (the "Recorded Documents"); and

                  (ii) a plat of survey of such parcel of Real Property made after the date of this Agreement by a land surveyor licensed by the state in which such parcel of Real Property is located and naming Buyer as one of the parties to whom it is addressed, and bearing a certificate, signed and sealed by the surveyor, that:

                           (A) such plat and  survey  on which it is based  were
made (i) in accordance with "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by ALTA and ACSM in 1992, and include Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11, and 13 of Table A thereof, and (ii) pursuant to the Accuracy Standards (as adopted by ALTA and ACSM and in effect on the date of said certificate) of an "Urban" survey; and

                           (B) such plat  reflects the locations of all building
lines, easements and areas affected by any Recorded Documents affecting such parcel of Real Property, as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) (each a "Plat of Survey"); and

                           (C) Each Title  Commitment  shall  include  the Title
Insurer's requirements for issuing its title policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary liens or encumbrances.

               (c) If (the following, collectively, a "Title Objection"):

                  (i) any Title Commitment discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

                  (ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one that Seller specifies when delivering the Title Commitment to Buyer as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions pertaining to liens or encumbrances securing any loans that do not constitute a Liability (collectively, the "Temporary Exceptions"), and (B) that in Buyer's good faith judgment could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein; or

                  (iii) any Plat of Survey discloses any matter that in Buyer's good faith judgment could materially and adversely affect Buyer's use and enjoyment of the Real Property described therein;

         then Buyer shall notify Seller in writing ("Buyer's Notice") of such matters within five (5) days after receiving the Title Commitment, Survey, and copies of Recorded Documents for the parcel of Real Property covered thereby.

               (d) Seller shall use its best efforts to cure each Title Objection by inducing the Title Insurer to eliminate each the Title Objection as an exception to the Title Commitment, or, if the Title Objection is not curable, by causing the Title Company to insure against loss or damage resulting from the Title Objection pursuant to an endorsement in form and substance reasonably acceptable to Buyer and that shall require the Title Insurer to agree to issue the same endorsement to any subsequent title policy covering the subject Real Property. Seller shall have no obligation to insure over a Title Objection if the cost of providing such coverage would exceed 25% of the premium cost otherwise applicable to the title insurance specified herein that Seller is obligated to provide. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Buyer is herein referred to as an "Insured Exception." Any title exception or matters disclosed by the Survey not objected to by Buyer in the manner aforesaid and the Insured Exceptions are herein collectively referred to as the "Permitted Title Exceptions."

               (e) If,  within  five (5)  days  after  the  date on which  Buyer delivers the Buyer's Notice to Seller, Seller informs Buyer in writing that a Title Objection cannot be cured or insured over in the manner described above, or that Seller is unable to obtain one or more of the title insurance endorsements described above (such endorsements together with any such endorsements over Insured Exceptions being herein collectively referred to as the "Title Insurance Endorsements"), then Buyer shall have the right to either terminate this Agreement or accept title with such Title Objection, or without such required Title Insurance Endorsement, as the case may be, which shall be deemed Buyer's election if this Agreement is not so terminated, and in which case each such Title Objection not so cured or insured over shall be deemed added to and made a part of the Permitted Title Exceptions. If Seller does not so notify Buyer within the five (5) day period that a Title Objection cannot be cured or insured over, then Seller shall cause such Title Objection to be cured or insured over at or before Closing, and cause all Temporary Exceptions to be waived. The Title Commitment, Title Insurance Endorsements, and the Plat of Survey for each parcel of Real Property shall constitute conclusive evidence of Seller's good and marketable title to such Real Property, as to all matters insured and disclosed thereby.

          5.5. Best Efforts. Seller, the Shareholders and Buyer shall each use its or his best efforts, and shall cooperate with and assist each other party in its or his efforts, to obtain such consents and approvals of third parties to the transaction contemplated hereby as may be necessary to transfer the Assets and the Contracts to Buyer.

         5.6. Brokers or Finders. Each party agrees to hold the other harmless and indemnify it against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the transaction contemplated by this Agreement.

         5.7. No Negotiation. Until such time as this Agreement shall be terminated pursuant to Article IX, neither Seller nor either Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any inquiries or proposals from, any person or entity (other than Buyer) relating to any business combination transaction involving Seller, including the sale by the Shareholders of Seller's stock or the sale of Seller's business or any of the Assets (other than in the ordinary course of business). Seller and the Shareholders shall notify Buyer of any such inquiry or proposal within twenty four hours of receipt or awareness of the same by Seller or either Shareholder.

         5.8. Publicity. All general notices, releases, statements and communications to employees, suppliers, distributors and customers of Seller and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as shall be mutually agreed upon by Buyer and Seller; provided that either Seller or Buyer shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its legal counsel, such announcement is required to comply with applicable laws.

         5.9. Audited Financial Statements. No later than the Closing Date, Seller shall cause to be prepared by Myers, Baker, Rife & Denham and delivered to Buyer at Buyer's sole expense, such audited financial statements of Seller for such periods as Buyer, in its sole discretion, determines are required pursuant to the rules and regulations of the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement (collectively, the "Audited Financial Statements"). The Audited Financial Statements shall be accompanied by the unqualified report of Myers, Baker, Rife & Denham to the effect that such Audited Financial Statements present fairly in all material respects the financial condition of Seller as of the respective dates thereof and the results of its operations and changes in its financial condition and cash flow for each of the respective periods indicated, in conformity in all material respects with GAAP.

                                   ARTICLE VI

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         6.1. Compliance with Law. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency that may be necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable Laws, including without limitation the HSR Act, if applicable.

         6.2. Accuracy of Representations and Warranties. The representations and warranties of Seller and the Shareholders set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time of Closing as if made at and as of such time.

         6.3. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Seller in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents that Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

         6.4. No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         6.5. Permits. All Permits necessary or required for the conduct of the Seller's business by the Buyer shall have been obtained by, or transferred to, Buyer.

         6.6. Consents. All consents, approvals and waivers from third parties and governmental authorities (including, without limitation, the Assignment Consents) and other parties necessary to permit Seller to transfer the Assets, the Contracts and the Liabilities to Buyer as contemplated hereby shall have been obtained and shall be in form and substance reasonably satisfactory to Buyer.

         6.7. Due Diligence. Prior to the Closing Date, Seller shall have granted the Buyer and its representatives access to its documents, books, records and premises consistent with the terms of this Agreement and Buyer shall have completed to its satisfaction a review the business, records, operations, facilities and customers of Seller on or before the Closing Date.

         6.8. No Material Adverse Change. During the period from December 31, 1997 through the Closing Date there shall not have been any material adverse change in the financial condition or results of operations of Seller, nor any material loss or damage to the Assets, whether or not insured, that materially and adversely affects the ability of Seller to conduct its business.

         6.9. Seller's Performance. Each of the obligations of Seller to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

         6.10. Good Title to Purchased Assets. Seller shall have (a) sold and conveyed all the Assets by appropriate deeds, bills of sale or other appropriate documents to Buyer, and (b) assigned all the Contracts by assignment to Buyer, free and clear of all liens, security interests, charges or encumbrances, except Permitted Liens.

         6.11. Proceedings, Documentation and Consents. All proceedings contemplated by this Agreement, all deeds, bills of sale, assignments and other instruments, together with all governmental consents and approvals of this transaction (the form and substance of which shall be reasonably satisfactory to the parties) as are necessary to convey and transfer the Assets and Liabilities to Buyer, as contemplated by this Agreement, shall have been obtained.

         6.12. Absence of Material Adjustments. Each of the Audited Financial Statements shall reflect no material adjustments from any unaudited financial statements provided to Buyer for the same or comparable periods.

               6.13. Deliveries at Closing. Seller shall have delivered, or caused to have been delivered, to Buyer the following documents, each properly executed and dated as of the Closing Date:

               (a) Seller's Closing Certificate;

               (b) the Bill of Sale;

               (c) the Assignment and Assumption Agreement;

               (d) the Employment Agreements;

               (e) the Lease; and

               (f) the Opinion of Seller's Counsel.

                                   ARTICLE VII

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

         7.1. Compliance with Law. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency that counsel for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable Laws, including without limitation the HSR Act, if applicable.

         7.2. Accuracy of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time of Closing as if made at and as of such time.

         7.3. Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken by Buyer in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents that Seller may reasonably request in connection with the transactions contemplated by this Agreement.

         7.4. No Litigation. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

         7.5. Buyer's Performance. Each of the obligations of Buyer to be performed or complied with on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed or complied with on or before the Closing Date.

         7.6. Deliveries at Closing. In addition to the payment of the Initial Purchase Price, Buyer shall have delivered, or caused to have been delivered, to Seller the following documents, each properly executed and dated as of the Closing Date:

               (a) Buyer's Closing Certificate;

               (b) the Assignment and Assumption Agreement;

               (c) the Employment Agreements;

               (d) the Lease; and

               (e) the Opinion of Buyer's Counsel.

                                  ARTICLE VIII

                      INDEMNITIES AND ADDITIONAL COVENANTS

         8.1. Seller's Indemnity.

               (a) Seller and each Shareholder hereby jointly and severally agree to indemnify and hold Buyer harmless from and against, and agree to defend promptly Buyer from and reimburse Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind, including, without limitation, reasonable attorneys' fees and other legal costs and expenses (hereinafter referred to collectively as "Losses"), that Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by

Seller and the Shareholders in or pursuant to this Agreement; (ii) any matter set forth on Schedule 3.5 attached hereto; (iii) any failure of Seller or the Shareholders to carry out, perform, satisfy and discharge any of its or their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and instruments delivered by Seller or the Shareholders pursuant to this Agreement; and (iv) claims by third parties against Buyer relating to the operation and ownership by Seller of the Assets, the performance by Seller under the Contracts and the conduct of its business prior to the Effective Time of Closing; provided, however, that Buyer shall have the right to be indemnified, held harmless from, defended or reimbursed under
Section 8.1(a)(i) in respect of the representations and warranties made by Seller and the Shareholders only if such right is asserted (whether or not such Losses have actually been incurred) on or before the tenth anniversary of the Closing Date.

               (b) In the event a claim is made by a third party against Buyer that is covered by the indemnity provisions of Section 8.1(a) of this Agreement, notice shall be given promptly by Buyer to Seller. Provided that Seller and the Shareholders admit in writing to Buyer that they are liable under the indemnity provisions of Section 8.1(a) hereof, Seller shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Buyer agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller; provided, however, that Seller may not effect any settlement that would result in any cost, expense or liability to Buyer unless Buyer consents in writing to such settlement and Seller and the

Shareholders agree to indemnify fully Buyer therefor. Buyer may select counsel to participate in any defense, in which event Buyer's counsel shall be at its own sole cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         8.2.     Buyer's Indemnity.

               (a) Buyer hereby agrees to indemnify and hold Seller and the Shareholders (the "Seller Indemnitees") harmless from and against, and agrees to defend promptly the Seller Indemnitees from and reimburse the Seller Indemnitees for, any and all Losses that the Seller Indemnitees may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in or pursuant to this Agreement; (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement; and (iii) claims by third parties against the Seller Indemnitees relating to the operation and ownership by Buyer of the Assets, the performance by Buyer under the Contracts and the conduct of Buyer's business from and after the Effective Time of Closing; provided, however, that the Seller Indemnitees shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 8.2(a)(i) in respect of the representations and warranties made by Buyer in Sections 4.3, 4.4 and 4.5 hereof unless such right is asserted (whether or not such Losses have actually been incurred) on or before the tenth anniversary of the Closing Date.

               (b) In the event a claim is made by a third party against any Seller Indemnitee that is covered by the indemnity provisions of Section 8.2(a) of this Agreement, notice shall be given promptly by Seller to Buyer. Provided that Buyer admits in writing to the Seller Indemnitees that Buyer is liable under the indemnity provisions of Section 8.2(a) hereof, Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Seller Indemnitees agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that Buyer may not effect any settlement that would result in any cost, expense or liability to the Seller Indemnitees unless the Seller Indemnitees consent in writing to such settlement and Buyer agrees to indemnify the Seller Indemnitees therefor. The Seller Indemnitees may select counsel to participate in any defense, in which event Seller's counsel shall be at its own sole cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

         8.3. Division of Profits. Since October, 1998 and from time to time after the date hereof and prior to the Closing Date, Buyer has provided and shall continue to provide Seller with orders and designs for certain pieces of furniture and Seller has filled and shall continue to fill such orders using such designs and collect payment therefor. Buyer has also provided and shall continue to provide Seller with certain marketing, sales and general advisory services agreed upon by Seller and Buyer. In consideration of the foregoing, Seller shall pay to Buyer (i) an amount equal to $121,076.91 per month for the period beginning on November 1, 1998 and ending on the last day of the month in which the Closing occurs or (ii) in the event that this Agreement is terminated prior to the Closing Date, an amount equal to $121,076.91 per month for the period beginning on November 1, 1998 and ending on the date of such termination (pro rated for any period less than a full month). Buyer shall pay the amount determined by wire transfer of immediately available funds at the Closing or within three business days of such termination, as the case may be.

         8.4. Bulk Sales Compliance. Except as otherwise provided herein, Buyer hereby waives compliance by Seller with the provisions of (a) the bulk sales laws of any state, insofar as any such laws may apply to the transactions contemplated herein. Each of Seller and the Shareholders, jointly and severally, hereby covenants and agrees to pay and discharge when due all claims of creditors, the Missouri Division of Employment Security, the Missouri Department of Revenue and any other governmental authority that could be asserted against Buyer by reason of such non-compliance.

         8.5. Litigation Support. In the event and for so long as Buyer or Seller actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) the Assets or the Contracts, the other party will cooperate with it and its counsel in the contest or defense, make available its personnel and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

         8.6. Additional Instruments. At any time and from time to time after the Closing, at a party's request and without further consideration, Seller, the Shareholders, or Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as such party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to and interest in, the Assets and the Contracts and the consummation of the transactions contemplated herein.

         8.7.     Employment Matters.

               (a) Buyer and Seller agree that, except as specifically set forth in this Agreement, Seller shall be solely responsible for all liabilities or obligations of any kind with respect to the employment by Seller of any persons prior to the Effective Time of Closing (the "Employees"), including but not limited to any claims by any Employees related to their employment by Seller or to the termination of their employment by Seller prior to and as of the Effective Time of Closing. Without limiting the generality of the foregoing sentence, Seller shall be solely responsible for the following matters related to Seller's employment of the Employees and the termination of such employment: any required compliance before or after Closing with the Worker Adjustment, Retraining and Notification Act of 1988 (WARN) and any applicable state laws requiring the giving of notice of terminations, lay-offs, site-closings or other comparable events; any required compliance with Section 4980B of the Code or Sections 601, et seq., of ERISA regarding continued health plan coverage; and all alleged and actual obligations and claims arising from or relating to any employment agreement, collective bargaining agreement or employee benefit plans, any grievances, arbitrations or unfair labor practice charges and relating to compliance with any applicable state or federal labor or employment law (including but not limited to all laws pertaining to discrimination, workers' compensation, unemployment compensation, occupational safety and health, unfair labor practices, family and medical leave, and wages, hours or employee benefits). Except as specifically set forth in Sections 8.7(c) and (d) below, Buyer shall not be obligated under and hereby specifically disclaims any assumption or liability with respect to any collective bargaining agreement, employment contract or Employee Benefit Plan to which Seller is a party or under which any of the Employees are covered.

               (b) Seller shall terminate, as of the Effective Time of Closing, the employment of any of its Employees to whom Buyer intends to offer employment in its operations. Seller shall satisfy all compensation, severance pay, and other obligations (other than vacation pay and sick pay for those Employees that Buyer hires within two weeks of the Closing Date) under applicable Law with respect to its Employees, including any obligation to bargain with any union representing its Employees with respect to the transactions contemplated by this Agreement, the effects thereof, and, if required, the decision to enter into this Agreement. Except to the extent specifically set forth in Sections 8.7(c) and (d) below, Buyer shall have no liability or obligation with respect to the Employees.

               (c) Buyer hereby advises Seller that Buyer expects to hire, as of the Effective Time of Closing, all persons actively employed on a full-time basis by Seller on the date hereof and immediately prior to the Effective Time of Closing, on terms to be established by Buyer. Seller agrees to provide Buyer with such information regarding compensation paid by Seller to such employees as Buyer may reasonably request to minimize employment Taxes to be paid or withheld by Buyer.

               (d) As soon as reasonably practicable following the Closing Date, Buyer shall adopt a defined contribution plan (the "Buyer's Plan"), that satisfies the requirements of Code section 401(a) and that is substantially the same as the Dawson-Heritage Furniture Company Profit Sharing Plan (the "Seller's Plan"). Any Employee who is employed by Buyer within two weeks of the Closing Date shall be permitted to transfer his account balance under the Seller's Plan, whether or not vested, to the Buyer's Plan. Any such transfer shall be in cash except that any outstanding participant loan under the Seller's Plan shall be transferred to the Buyer's Plan in-kind.

         8.8. Allocation of Purchase Price. The Purchase Price and the amount of the Liabilities (to the extent they constitute part of the amount realized by Seller for federal income tax purposes) shall be allocated among the Assets and Contracts in accordance with Schedule 8.8 hereto. This allocation is intended to comply with the allocation method required by Section 1060 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 1060 and the regulations thereunder, and except for any adjustment necessary to reflect the Final Purchase Price, the allocation shall be adjusted only if and to the extent necessary to comply with such requirements. Buyer and Seller agree that they will not take nor will they permit any affiliated person to take, for income tax purposes, any position inconsistent with such allocation; provided, however, that Buyer's cost for the Assets and the Contracts may differ from the total amount allocated hereunder to reflect the inclusion in the total cost of items (for example, capitalized acquisition costs) not included in the total amount so allocated.

         8.9. Access to Books and Records. From and after the Closing, Buyer will authorize and permit Seller and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Buyer's business, to all books, records, files, documents and correspondence included among the Assets that relate to the conduct of Seller's business prior to the Effective Time of Closing. From and after the Closing, Seller will authorize and permit Buyer and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Seller's business, to all books, records, files, documents and correspondence not included among the

Assets that relate to the conduct of Seller's  business  prior to the  Effective
Time of Closing. Buyer and Seller agree to maintain all books and records, files, documents and other correspondence related to the business of Seller prior to the Effective Time of Closing in accordance with their respective normal document retention practices after the Closing Date.

         8.10. No Use of Intangibles. Seller agrees that from and after the Effective Time of Closing it shall make no use of any of the Intangibles including, without limitation, the names "Dawson Furniture Company", "Dawson Heritage Furniture Company, Inc." and any variation thereof. Seller agrees that
(i) at Closing, it shall deliver to Buyer a Missouri form of Assignment of Right to Use Registered Name to permit Buyer to make appropriate fictitious name filings to trade under the name "Dawson Furniture," and any variation thereof and (ii) as soon as practicable after Closing, Seller shall file Articles of Amendment to its Articles of Incorporation to change its corporate name to "DHFC, Inc."

         8.11.    Solicitation, Trade Secrets, Etc.

               (a) Recitals.

                  (i) For the purposes of this Agreement, "Confidential Information" means any data or information with respect to the business conducted by Buyer or, immediately prior to the Closing, Seller, that is or will be upon the consummation of the transactions contemplated hereby material to Buyer's or its wholly-owned subsidiary's business operations and is not generally known by the public, including business and trade secrets. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (A) reports, pricing, sales manuals and training manuals, selling, purchasing, and pricing procedures, and financing methods of Buyer and, immediately prior to the Closing, Seller, together with any specific and proprietary techniques utilized by Buyer in designing, developing, testing or marketing its products, product mix and supplier information or in performing services for clients, customers and accounts of Buyer and, immediately prior to the Closing, Seller; (B) the business plans and financial statements, reports and projections of Buyer and, immediately prior to the Closing, Seller; (C) research or development projects or results; (D) identities and addresses of consultants, customers or clients or any other confidential information relating to or dealing with the business operations or activities of Buyer; (E) information concerning trade secrets of Buyer and, immediately prior to the Closing, Seller; and (F) information concerning existing or contemplated software, products, services, technology, designs, processes and research or product developments of Buyer and, immediately prior to the Closing, Seller.

                  (ii) Seller has had access to and knowledge of the Confidential Information prior to and during the course of the discussions and negotiations relating to the transactions contemplated by this Agreement. Seller recognizes and acknowledges that the Confidential Information is or, upon consummation of the transactions contemplated by this Agreement, will be, utilized by Buyer in all geographic areas in which Buyer does business. Further, the Confidential Information will also be utilized in all geographic areas into which Buyer expands its business. Thus, Seller acknowledges that it will be a formidable competitor in all areas where Buyer conducts or will conduct business.

                  (iii) Seller acknowledges that the furniture and related products industry is quite competitive and that it is difficult to establish relationships with customers. Buyer has spent many years and invested significant money and other resources to develop its customer relationships and is investing significant money in order to consummate the transactions contemplated by this Agreement. Seller has had personal contact with Buyer's customers and has developed personal knowledge of and relationships with Buyer's customers. Buyer has developed and continues to develop long-term relationships with its customers.

 (iv) Seller acknowledges that the restrictive  covenants in
this  Agreement  serve  to  protect  Buyer's   investment  in  its  Confidential
Information and in its relationships  with its customers.

               (b) Definitions.

                  (i) The term "Person" shall mean any corporation, partnership, joint venture, trust, sole proprietorship, limited liability company, unincorporated business association, natural person, and any other entity that may be treated as a person under applicable law.

                  (ii) The term "Prohibited Business" shall mean any Person that manufactures or sells furniture or related products in competition with the products and services sold or being definitively planned or developed by Buyer and Seller as of the Closing Date. However, nothing in this Agreement shall be construed to prohibit Seller from carrying on or participating in an aspect of a Prohibited Business that is not competitive to the business operations of Buyer (assuming that the transactions contemplated hereby have been consummated and that Buyer's business operations include the business operations of Seller immediately prior to the Closing Date) or from providing services to a Person engaged in a Prohibited Business so long as the services provided by Seller do not in any manner relate to the Prohibited Business.

               (c) Agreement Not-to-Compete. Seller agrees that, for a period of five years following the Closing Date, Seller shall not have a financial interest in or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business that sells or offers to sell products or services (in competition with Buyer) within any county or city in which Buyer or Seller sold its products or services as of the Closing Date.

               Nothing in this provision shall prevent Seller's purchase or ownership of less than three (3%) percent of the securities of any class of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, whether or not such enterprise is engaged in a Prohibited Business.

               (d) Non-Recruitment. Independent of the foregoing provisions, Seller agrees that, for a period of five years following the Closing Date, Seller shall not, directly or indirectly, cause any person engaged or employed by Buyer or its affiliates (whether part-time or full-time and whether as an officer, employee, consultant (other than legal or accounting advisors), agent, adviser or independent contractor) (a "Company employee") to voluntarily leave the employ of or engagement with Buyer or its affiliates or to cease providing services to or on behalf of Buyer or its affiliates. Seller further agrees that, during the same time period, it will not in any manner seek to engage or employ any such Company employee (whether or not for compensation) as an officer, employee, consultant, agent, adviser or independent contractor for any Person other than Buyer or its affiliates.

               (e) Non-Solicitation of Customers. Independent of the foregoing provisions, Seller agrees that, for a period of five years following the Closing Date, Seller shall not, directly or indirectly, market, solicit the purchase of, sell or offer to sell furniture or related products (or serve as a principal, partner, director, officer, agent, employee, contractor, or consultant for a Prohibited Business that markets, solicits the purchase of, sells or offers to sell furniture or related products) to any Person who was a customer of Buyer or Seller as of the Closing Date.

               (f) No Interference with Suppliers. Independent of the foregoing provisions, Seller agrees that, for a period of five years following the Closing Date, Seller shall not, directly or indirectly, interfere with or induce or cause, or attempt to induce or cause, the termination of the business relationship between Buyer and any business that supplied goods or services to Buyer or Seller as of the Closing Date.

               (g) Confidential Information. This covenant is independent of, and in addition to, those set forth above.

                  (i) Seller hereby covenants and agrees that, for a period of five years following the Closing Date, it will not use or disclose any Confidential Information, except for the benefit of Buyer and its affiliates and to authorized representatives of Buyer and its affiliates or except as required by any governmental or judicial authority, provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Seller's, have entered the public domain. At a minimum, Seller's obligations under this provision shall apply in any county or city in which Buyer or Seller sold its products or services as of the Closing Date.

                  (ii) Seller acknowledges that all Confidential Information is and shall remain the sole, exclusive and valuable property of Buyer and its affiliates and that Seller has and shall acquire no right, title or interest therein. Any and all printed, typed, written or other material that Seller may have or obtain with respect to Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of Buyer and its affiliates, and any and all material (including any copies) shall, upon request of Buyer, be promptly delivered by Seller to Buyer.

         8.12. Restrictions on Seller Dissolution and Distributions. Seller and the Shareholders, jointly and severally, covenant and agree that (i) collectively they will maintain at all times following the Closing Date available assets sufficient to satisfy any indemnification obligations of Seller or the Shareholders that may arise under this Agreement including, without limitation, cash and cash equivalents in an amount equal to at least $1,000,000 to be held by Seller for a period of at least three years from the Closing Date, and (ii) neither Seller nor either of the Shareholders will:

                    (i) take any action to dissolve, liquidate or wind up Seller's affairs;

                    (ii) apply  for,  or  consent  to,  the   appointment  of  a
                         receiver, trustee or liquidator of Seller or either Shareholder or Seller's or either Shareholder's property;

                    (iii)admit  in  writing  Seller's  or  either  Shareholder's inability to pay its or his, as the case may be, debts as they mature;

                    (iv) make a general  assignment  for the benefit of Seller's or either Shareholder's creditors; or

                    (v) fail to have any court order approving a petition filed against Seller or either Shareholder under the federal bankruptcy laws vacated or set aside or otherwise terminated within sixty days.

                                   ARTICLE IX

                                   TERMINATION

         9.1. Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

               (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party or by the Shareholders and such breach has not been waived by the first party;

               (b) (i) by Buyer if any of the conditions in Article VI has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than because of the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date; or

                  (ii) by Seller, if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition by such date is or becomes impossible (other than because of the failure of Seller or the Shareholders to comply with their obligations under this Agreement) and Seller and the Shareholders have not waived such condition on or before such date;

               (c) by mutual consent of Buyer and Seller; or

               (d) by either Buyer or Seller not then in material breach of this Agreement if the Closing has not occurred on or before March 15, 1999, or such later date as the parties may agree upon.

         9.2.  Effect of  Termination.  Each party's right of termination  under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.3 and 10.4 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1. Transfer Taxes and Fees. Buyer shall pay all fees, taxes or assessments manditorily and solely charged to grantees, transferees or assignees under applicable Law, together with all HSR Act filing fees, if applicable, in connection with the transactions contemplated hereunder. Seller shall pay all other income, transfer, sales, recording and other taxes, levies and filing fees arising under applicable Law in connection with the transactions contemplated hereunder.

         10.2. Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The representations and warranties of each party hereto shall be deemed to be material and to have been relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party.

         10.3. Expenses. Except as otherwise specifically provided herein, each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incurred by such party incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

         10.4. Governing Law. This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. Each of Buyer, Seller and the Shareholders hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal Court sitting in Virginia over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement and irrevocably agrees that all claims with respect to such suit, action or proceeding may be heard and determined in such court. The parties hereby agree that service of process delivered pursuant to Section 10.6 hereof shall suffice as adequate service of process.

         10.5. Assignment. This Agreement and each party's respective rights hereunder may not be assigned without the prior written consent of the other parties.

         10.6. Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or by overnight delivery service, or when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at its or his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section:

If to Buyer:               Pulaski Furniture Corporation

                           One Pulaski Square
                           Pulaski, Virginia  24301
                           Attention:  John G. Wampler, President
                           Telecopy:  (540) 994-6600

With a copy to:            C. Porter Vaughan, III, Esq.
                           Hunton & Williams
                           Riverfront Plaza, East Tower
                           951 East Byrd Street
                           Richmond, Virginia  23219-4074
                           Telecopy:  (804) 788-8218

If to Seller or Shareholders:

                           201 E. 17th Street
                           Webb City, Missouri  64870
                           Attention:  James S. Dawson
                           Telecopy:  (417) 673-9014

With a copy to:            Paul Taylor, Esquire
                           Myers, Taylor and Whitworth,
                             A Professional Corporation
                           P. O. Box 647
                           112 N. Webb
                           Webb City, Missouri  64870
                           Telecopy:  (417) 673-8280


         10.7. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

         10.8. Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The specificity of any representation or warranty contained herein shall not be deemed to limit the generality of any other representation or warranty contained herein.

         10.9. Severability. If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

         10.10. No Reliance. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement; Buyer, Seller and the Shareholders assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer, Seller or the Shareholders contained in this Agreement.

         10.11. Specific Performance. Buyer, Seller and the Shareholders hereby agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                            [Signatures on Next Page]

         IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed in its name and, as applicable, by a duly authorized officer as of the day and year first above written.

                                   DAWSON FURNITURE COMPANY, INC.

                                   By:    /s/ Ira S. Crawford
                                      ----------------------------------
                                   Name:      Ira S. Crawford
                                        --------------------------------
                                   Title:     President
                                         -------------------------------

                                   DAWSON HERITAGE FURNITURE COMPANY, INC.

                                   By:   /s/ James S. Dawson
                                      ----------------------------------
                                   Name:     James S. Dawson
                                        --------------------------------
                                   Title:    President
                                         -------------------------------
                                      /s/ James S. Dawson
                                   ------------------------------------
                                      James S. Dawson
                                      /s/ Jack E. Dawson
                                   ------------------------------------
                                      Jack E. Dawson

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Pulaski Furniture Corporation hereby guarantees absolutely and unconditionally the prompt payment of all of the obligations of Buyer under and pursuant to Sections 2.2, 2.3 and 8.2 of this Agreement.

                                   PULASKI FURNITURE CORPORATION

                                   By:     /s/ John G. Wampler
                                      ----------------------------------
                                   Name:       John G. Wampler
                                        --------------------------------
                                   Title:      President & CEO
                                         -------------------------------